EXHIBIT 11
                                       Calculation of Weighted Average Shares
                                        Outstanding for Net Income Per Share
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                                                                                      Three Months Ended
                                                                                           March 31,
                                                                                    2000               2001
                                                                                --------------   --------------
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Earnings:
Net Income ................................................................     $     193,889    $      155,483
                                                                                =============    ==============

Shares:
Weighted Average Number of Common Shares
   Outstanding.............................................................         9,240,861        10,279,780
                                                                                -------------    --------------
Average Common Shares Outstanding and Equivalents..........................         9,547,893        10,514,364
                                                                                =============    ==============

Net Income Per Share-Basic.................................................     $        0.02    $         0.02
                                                                                =============    ==============
Net Income Per Share-Diluted...............................................     $        0.02    $         0.01
                                                                                =============    ==============
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